Exhibit 99.1

LPL Financial Announces Financial Results for Third Quarter 2014
- Advisory and brokerage assets grew 12.1% year-over-year to $464.8 billion -
- Record $4.8 billion in net new advisory assets in the third quarter -
- Earnings per share includes the effect of $23.0 million in regulatory charges -

Boston, MA - October 30, 2014 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $1,089.2 million in the third quarter of 2014, up 3.4% compared to net revenue of $1,053.2 million in the third quarter of 2013.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Financial Highlights (unaudited)	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$1,089,234	$1,053,212	3.4%	$3,269,394	$3,046,928	7.3%
Net Income	$33,272	$37,631	(11.6)%	$129,498	$137,439	(5.8)%
Earnings Per Share — diluted	$0.33	$0.36	(8.3)%	$1.26	$1.29	(2.3)%
Non-GAAP Measures:
Adjusted Earnings	$48,773	$59,550	(18.1)%	$181,577	$193,576	(6.2)%
Adjusted Earnings Per Share	$0.48	$0.56	(14.3)%	$1.77	$1.81	(2.2)%
Adjusted EBITDA	$108,878	$120,283	(9.5)%	$378,554	$387,248	(2.2)%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.
"Investors remained engaged this quarter leading to advisor productivity and strong asset growth of 12% year-over-year to $465 billion," stated Mark Casady, chairman and CEO of LPL Financial. "Our on-going success in gathering new assets was driven by the strength and diversity of our fee-based solutions, which attracted $17 billion in net new advisory assets over the last twelve months, including a record $5 billion in the third quarter. While asset growth was strong, year-over-year revenue growth of 3% was lower primarily due to two factors. First, interest rates continued to be a headwind, as cash sweep revenue declined by 14%. Second, as expected given changes in the market cycle, advisors focused investment activity on conventional asset types such as mutual funds, providing additional exposure for investors to equities and fixed income. This contrasts with last year in the third quarter when there was elevated reinvestment in alternative products driven by an unusually high number of liquidity events."
Mr. Casady continued, "We are very positive about the fundamentals of our business despite the need to complete the resolution of regulatory matters. As a result of the growth in our advisory business and the benefit of market appreciation on asset-based revenue, our recurring revenue exceeded 70% this quarter. In looking at advisor headcount, the advisor migration to independence remains strong and we are encouraged by the quality and size of the advisors that we are attracting. Over the past four quarters the firm has added 347 net new advisors, including 70 advisors in the third quarter, while retaining 97% of our existing production."
LPL Financial's chief financial officer, Dan Arnold, noted, "We generated $0.48 in adjusted earnings per share in the third quarter. This included $23 million in regulatory charges, which was $18 million above expectations and reduced earnings by $0.11 per share. These charges in the third quarter represent the estimated costs of resolving and remediating matters of significance, including fines and restitution, into which we currently have line of sight. Th

e Company is continuing its efforts of the last two years to improve its risk profile by significantly expanding internal resources and enhancing our systems while working closely with our regulators."
Mr. Arnold concluded, “In the third quarter we remained committed to managing capital in the best interests of our shareholders. We allocated $24 million to capital expenditures, paid $24 million in total dividends, and conducted $25 million of share repurchases, buying back 500,000 shares. We also took advantage of favorable market conditions and low interest rates to create additional flexibility in our capital structure, including upsizing our existing revolving credit facility by $150 million. Concurrently, our Board authorized an incremental $150 million in additional share repurchase capacity. As of October 29, 2014, after $50 million of additional share repurchases in October, we have $168 million in remaining share repurchase capacity."

	September 30,
	2014	2013	% Change
Metric Highlights (unaudited)
Advisors	13,910	13,563	2.6%
Advisory and Brokerage Assets (billions)(1)	$464.8	$414.7	12.1%
Advisory Assets Under Custody (billions)(2)	$169.5	$141.1	20.1%
___________________
(1) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(2) Advisory assets under custody is a component of advisory and brokerage assets.

Business Highlights

•	Strong Asset Growth Trends

◦
Assets under custody on LPL Financial's Independent RIA platform, which provides advisory fee- and commission-based capabilities for independent registered investment advisors ("Independent RIAs"), grew 52.6% to $83.8 billion as of September 30, 2014, representing 303 Independent RIA firms, compared to $54.9 billion and 228 Independent RIA firms as of September 30, 2013.

◦
Net new advisory assets, which exclude market movement, were $4.8 billion for the three months ended September 30, 2014, primarily driven by strong advisor productivity and the continued addition of Independent RIAs.

•	Revenue Growth. Key contributors to 3.4% net revenue growth year-over-year included:

◦	Advisory revenue increased 13.8% for the third quarter of 2014 compared to the prior year period, driven by sustained advisor productivity, market appreciation, and net new advisor growth.

◦	Commission revenue decreased 1.3% for the third quarter of 2014 compared to the prior year period as alternative investment sales returned to normalized levels.

◦
Recurring revenue for the third quarter of 2014 expanded 6.2% year-over-year to 70.2% of net revenue, driven in part by growth in the Company's advisory business. Recurring revenue includes revenue from asset-based fees, advisory fees, trailing commissions, cash sweep revenue and certain other advisor and account based fees.

•
Strong Investment Activity Reduces Cash Sweep Balances. The Company's average cash sweep balances decreased to $23.3 billion for the third quarter of 2014 from $25.3 billion for the third quarter of 2013. The third quarter of 2013 experienced temporarily elevated levels of cash sweep balances related to an increase in alternative investment liquidity activity. The insured cash account ("ICA") program fee declined 7 basis points due to fee compression in bank contracts over the last 12 months, which lowered the ICA fee in the third quarter of 2014 to 58 basis points compared to 65 basis points in the prior year period. As a result of these two factors, revenue generated from the Company's cash sweep programs declined 14.0% to $25.2 million in the third quarter of 2014 compared to $29.3 million in the prior year period.

•
Regulatory Spend. For the nine months ending September 30, 2014 the Company incurred $32.0 million in charges related to the cost of remediation, which includes fines and restitution for specific regulatory matters. These charges are approximately twice the level of charges we had in the prior two years combined.

•	Capital Management Activity

◦
The Company spent $25.0 million in the third quarter to buy back 0.5 million shares of its common stock, at an average price per share of $47.06. In the month of October, the Company spent an additional $50 million to buy back 1.1 million shares at an average share price of $43.99. Since its initial public offering in 2010, the Company has repurchased 19.4 million shares at an average price per share of $36.51 as of October 29, 2014.

◦
The Company's Board of Directors declared a cash dividend of $0.24 per share of the Company's common stock, to be paid on November 26, 2014 to all shareholders of record on November 11, 2014. The declarations of any future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board of Directors.

Operational Highlights

•
More than 5,200 Attend LPL Financial Annual FOCUS 2014 Conference. The Company hosted its annual advisor conference in San Diego in August 2014, during which management unveiled several enhancements and new technologies including a new advisor technology platform, ClientWorksSM, and the launch of a new retirement planning participant website.

LPL Financial plans to launch a new advisor technology platform, ClientWorksSM, in spring 2015, which is designed to empower advisors to run their practices more efficiently by providing a breadth of online tools, services, training and support. Some of these enhancements include anywhere/anytime access via mobile and tablet devices; an intuitive user interface; customized insights leveraging detailed analytics; and integrated workflows.
LPL Financial launched a new retirement planning website for its Worksite Financial Solution, which provides plan participants with intuitive online financial tools to help them make better financial decisions and become more confident about their futures.

•
Five LPL Financial Advisors Recognized by Barron's. Barron's published its Top 100 Independent Advisors list for 2014, which included five of LPL Financial's leading independent advisors. The Top 100 Independent Advisors list recognizes the top independent advisors in the nation, ranked in part according to assets under management, revenue produced for the firm, regulatory record, quality of practice, and philanthropic work.

•
LPL Financial Moves Up to 26th in Barron's Top 40 Wealth-Management Firms survey. LPL Financial moved up two spots to 26th in 2014 from 28th in 2013. Barron's ranks the Top 40 wealth-management firms in the U.S., based on assets under management for client accounts of $5 million or more.

Conference Call and Additional Information
The Company will hold a conference call to discuss its results at 8:00 a.m. ET on Thursday, October 30, 2014. The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 5955645. For additional information, please visit the Company's website to access the Q3 2014 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 5955645. The telephonic replay will be available until 11:59 p.m. ET on November 6, 2014.

LPL Financial Holdings Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Revenues
Commission	$520,388	$527,419	(1.3)%	$1,590,139	$1,521,390	4.5%
Advisory	340,369	299,101	13.8%	998,016	878,421	13.6%
Asset-based	121,283	107,447	12.9%	354,494	318,718	11.2%
Transaction and fee	94,674	93,799	0.9%	276,284	271,808	1.6%
Other	12,520	25,446	(50.8)%	50,461	56,591	(10.8)%
Net revenues	1,089,234	1,053,212	3.4%	3,269,394	3,046,928	7.3%
Expenses
Production	758,091	736,195	3.0%	2,278,800	2,119,033	7.5%
Compensation and benefits	106,290	102,310	3.9%	317,459	299,317	6.1%
General and administrative	122,056	102,834	18.7%	323,232	265,075	21.9%
Depreciation and amortization	24,519	21,432	14.4%	70,618	61,451	14.9%
Restructuring charges	9,928	6,482	53.2%	26,473	19,851	33.4%
Other	—	9,294		—	9,294	(100.0)%
Total operating expenses	1,020,884	978,547	4.3%	3,016,582	2,774,021	8.7%
Non-operating interest expense	12,897	13,363	(3.5)%	38,651	38,190	1.2%
Loss on extinguishment of debt	—	—		—	7,962	(100.0)%
Total expenses	1,033,781	991,910	4.2%	3,055,233	2,820,173	8.3%
Income before provision for income taxes	55,453	61,302	(9.5)%	214,161	226,755	(5.6)%
Provision for income taxes	22,181	23,671	(6.3)%	84,663	89,316	(5.2)%
Net income	$33,272	$37,631	(11.6)%	$129,498	$137,439	(5.8)%
Earnings per share
Basic	$0.33	$0.36	(8.3)%	$1.29	$1.30	(0.8)%
Diluted	$0.33	$0.36	(8.3)%	$1.26	$1.29	(2.3)%
Weighted average shares outstanding — basic	100,052	104,271	(4.0)%	100,519	105,670	(4.9)%
Weighted average shares outstanding — diluted	101,834	105,705	(3.7)%	102,384	106,934	(4.3)%

The Company reports Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share to present information about its earnings that eliminates the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.
The reconciliation from net income to Adjusted EBITDA, a non-GAAP measure, for the periods presented is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)
Net income	$33,272	$37,631	$129,498	$137,439
Non-operating interest expense	12,897	13,363	38,651	38,190
Provision for income taxes	22,181	23,671	84,663	89,316
Amortization of intangible assets	9,634	9,731	29,046	29,275
Depreciation and amortization of fixed assets	14,885	11,701	41,572	32,176
EBITDA	92,869	96,097	323,430	326,396
EBITDA Adjustments:
Employee share-based compensation expense(a)	5,550	2,957	16,087	11,405
Acquisition and integration related expenses(b)	(328)	3,630	764	7,356
Restructuring and conversion costs(c)	9,958	7,340	26,606	20,925
Debt extinguishment costs(d)	—	—	—	7,968
Other(e)	829	10,259	11,667	13,198
Total EBITDA Adjustments	16,009	24,186	55,124	60,852
Adjusted EBITDA	$108,878	$120,283	$378,554	$387,248

Continued on following page

The reconciliation from net income to Adjusted Earnings, a non-GAAP measure, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)
Net income	$33,272	$37,631	$129,498	$137,439
After-Tax:
EBITDA Adjustments(f)
Employee share-based compensation expense(g)	3,666	2,153	10,778	8,255
Acquisition and integration related expenses(h)	(703)	2,240	(33)	3,186
Restructuring and conversion costs	6,114	4,529	16,336	12,911
Debt extinguishment costs	—	—	—	4,916
Other(i)	509	6,993	7,164	8,806
Total EBITDA Adjustments	9,586	15,915	34,245	38,074
Amortization of intangible assets(f)	5,915	6,004	17,834	18,063
Adjusted Earnings	$48,773	$59,550	$181,577	$193,576
Adjusted Earnings per share(j)	$0.48	$0.56	$1.77	$1.81
Weighted average shares outstanding — diluted	101,834	105,705	102,384	106,934
___________________________

(a)
Represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(b)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities.

(c)	Represents organizational restructuring charges, conversion and other related costs resulting from the expansion of the Company's Service Value Commitment.

(d)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding under prior senior secured credit facilities and the establishment of new senior secured credit facilities.

(e)
Results for the three and nine months ended September 30, 2014 include approximately $0.6 million and $9.8 million, respectively, in parallel rent, property tax, common area maintenance expenses, and fixed asset disposals incurred in connection with the Company's relocation to its San Diego office building. Results for the third quarter of 2013 include costs related to the Company's decision to cease the operations of its subsidiary NestWise LLC ("NestWise Closure"), consisting of the derecognition of $10.2 million of goodwill, $6.9 million of fixed asset charges that were determined to have no future economic benefit, a $7.8 million decrease in the estimated fair value of contingent consideration as related milestones were not achieved, and severance and termination benefits. Results for the nine months ended September 30, 2013 also include $2.7 million of severance and termination benefits related to a change in management structure. Other amounts include certain excise and other taxes.

(f)
Generally, EBITDA Adjustments and amortization of intangible assets have been tax effected using a federal rate of 35.0% and the applicable effective state rate, which was 3.6% and 3.3%, net of the federal tax benefit, for the periods ended September 30, 2014 and 2013, respectively, except as discussed in footnotes (g) and (h) below.

(g)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards and restricted stock units for which the Company receives a tax deduction upon vesting, and the full expense impact of incentive stock options granted to employees that qualify for preferential tax treatment and conversely for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $0.7 million and $0.9 million for the three months ended September 30, 2014 and 2013, respectively. For the nine months ended September 30, 2014 and 2013, share-based compensation for vesting of incentive stock options was $2.3 million and $3.2 million, respectively.

(h)	Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction.
(i) Results for the three and nine months ended September 30, 2013 include the after-tax expense of severance and termination benefits and derecognition of fixed assets related to the NestWise Closure, for which the Company received a tax deduction, as well as the full expense impact of the derecognition of $10.2 million of goodwill and the $7.8 million decrease in the estimated fair value of contingent consideration related to the NestWise Closure, for which the Company did not receive a tax deduction. Other amounts include the after-tax expense of excise and other taxes.

(j)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis, as calculated in accordance with GAAP, to Adjusted Earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)
Earnings per share — diluted	$0.33	$0.36	$1.26	$1.29
After-Tax:
EBITDA Adjustments per share	0.09	0.14	0.33	0.35
Amortization of intangible assets per share	0.06	0.06	0.18	0.17
Adjusted Earnings per share	$0.48	$0.56	$1.77	$1.81
Non-GAAP Financial Measures
Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) acquisition and integration related expenses, (c) restructuring and conversion costs, (d) debt extinguishment costs, (e) amortization of intangible assets resulting from various acquisitions, and (f) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.
Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.
Forward-Looking Statements
Statements in this press release regarding the Company's future financial and operating results, growth, business strategies and plans, including statements relating to the Company’s future asset growth, future advisor recruitment, future improvements to the Company's risk management capabilities, the Company’s ability to realize benefits from improved risk management capabilities, future resolution of regulatory matters, future productivity and efficiency gains, and the Company's ability and plans to repurchase shares or pay dividends in the future, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company's historical performance and its plans, estimates, and expectations as of October 30, 2014. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of advisory and brokerage assets; fluctuations in levels of net new advisory assets and the related impact on fee revenue; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; changes in the growth of the Company's fee-based business; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by securities regulators or self-regulatory organizations; the costs of settling and remediating issues related to pending or future regulatory matters; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to the Service Value Commitment, including the Company's ability to successfully transform and transition business processes to third party service providers; the Company's success in negotiating and developing commercial arrangements with third-party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from the Service Value Commitment; the performance of third-party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks and sourcing risks; the Company’s ability to recruit new advisors; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2013 Annual Report on Form 10-K and any subsequent SEC filings. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.

About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is a leader in the financial advice market and serves $465 billion in retail assets. The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 13,900 independent financial advisors and over 700 banks and credit unions. LPL Financial is the nation's largest independent broker-dealer since 1996 (based on total revenues, Financial Planning magazine, June 1996-2014), is one of the fastest growing RIA custodians with $84 billion in retail assets served, and acts as an independent consultant to over 40,000 retirement plans with approximately $110 billion in retirement plan assets served. In addition, LPL Financial supports approximately 4,400 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms, and technology solutions. LPL Financial and its affiliates have 3,397 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC

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LPLA-F

Investor Relations	Media Relations
Trap Kloman	Amanda Keating
LPL Financial	Glover Park Group
Phone: (617) 897-4574	Phone: (202) 741-5571
Email: investor.relations@lpl.com	Email: akeating@gloverparkgroup.com